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                                   EXHIBIT 21


                         LIST OF SUBSIDIARIES OF BANCORP


Direct Subsidiary:       LA Bank, National Association, chartered
                         under the laws of the United States of America, a national banking association.

Indirect Subsidiary:     LA Lease, Inc., chartered under the laws of
                         the Commonwealth of Pennsylvania, a Pennsylvania business corporation and wholly-owned subsidiary of LA
                         Bank, National Associatio